Exhibit 99.1

Bristol-Myers Squibb and Celldex Therapeutics Announce Clinical Trial Collaboration to Evaluate the Combination of Investigational Immunotherapies Nivolumab and Varlilumab

(NEW YORK and HAMPTON, NJ — May 14, 2014) - Bristol-Myers Squibb Company (NYSE: BMY) and Celldex Therapeutics, Inc. (NASDAQ: CLDX) announced today that they have entered into a clinical trial collaboration to evaluate the safety, tolerability and preliminary efficacy of nivolumab, Bristol-Myers Squibb’s investigational PD-1 immune checkpoint inhibitor, and varlilumab, Celldex’s CD27 targeting investigational antibody in a Phase 1/2 study. Multiple tumor types will be explored in the study, which could potentially include non-small cell lung cancer (NSCLC), metastatic melanoma, ovarian, colorectal (CRC) and squamous cell head and neck cancers.

Nivolumab and varlilumab are part of a new class of cancer treatments known as immunotherapies that are designed to harness the body’s own immune system to fight cancer through separate yet complementary mechanisms of action that result in T cell mediated destruction of cancer cells. Preclinical data suggest the combination of these two mechanisms may enhance anti-tumor immune response compared to either agent alone.

“As leaders in immuno-oncology, Bristol-Myers Squibb is advancing the science of how immunotherapy can harness the body’s immune system to fight multiple types of cancers,” said Michael Giordano, Sr. VP, Oncology and Immunosciences Development. “The clinical collaboration with Celldex and the opportunity to explore the potential benefits of combination treatment with nivolumab and varlilumab adds to our robust clinical development program focused on delivering the promise of long-term survival benefits to a broader patient population.”

“Celldex believes the future of immunotherapy lies in combination regimens that further unlock the power of the immune system to deliver the greatest benefit to the largest population of patients possible,” said Anthony Marucci, President and Chief Executive Officer of Celldex Therapeutics. “Based on our clinical data and preclinical models for both programs, we think the combination of varlilumab and nivolumab could play an important role in maximizing the body’s immune response to cancer. We are excited to begin this study and look forward to initiating additional combination studies of varlilumab that explore other important mechanisms outside of this collaboration in the near-future.”

Under the terms of this agreement, Bristol-Myers Squibb will make a one-time payment of $5 million to Celldex and the parties will share development costs. Celldex will be responsible for conducting the Ph 1/2 study, which is expected to begin in the fourth quarter of 2014. Additionally, the parties have re-structured an existing agreement between Celldex and Medarex related to Celldex’s CD27 program, and waived certain future milestone payments and reduced future royalty rates that would have been due from Celldex to Medarex. Medarex was acquired by Bristol-Myers Squibb in September of 2009. The companies will work exclusively with each other to explore anti-PD-1 antagonist antibody and anti-CD27 agonist antibody combination regimens. Bristol-Myers Squibb will have a time-limited right of first negotiation if Celldex wishes to out-license varlilumab.

About Nivolumab

Cancer cells may exploit “regulatory” pathways, such as checkpoint pathways, to hide from the immune system and shield the tumor from immune attack. Nivolumab is an investigational, fully-human PD-1 immune checkpoint inhibitor that binds to the checkpoint receptor PD-1 (programmed death-1) expressed on activated T-cells. By blocking this pathway, nivolumab can enable the immune system to resume its ability to recognize, attack and destroy cancer cells.

Bristol-Myers Squibb has a broad, global development program in place to study nivolumab in multiple tumor types consisting of more than 35 trials — as monotherapy or in combination with other therapies — in which more than 7,000 patients have been enrolled worldwide.  Among these are several potentially registrational trials in NSCLC, melanoma and renal cell carcinoma. In 2013, the FDA granted Fast Track designation for nivolumab in these three tumor types.

About Varlilumab

Varlilumab is a fully human monoclonal antibody that targets CD27, a critical molecule in the activation pathway of lymphocytes. CD27 can be effectively manipulated with activating antibodies to induce potent anti-tumor responses and may result in less toxicities due to its restricted expression and regulation. Varlilumab is a potent anti-CD27 agonist that induces activation and proliferation of human T cells when combined with T cell receptor stimulation. In lymphoid malignancies that express CD27 at high levels, CDX-1127 has an additional mechanism through a direct anti-tumor effect.

About Bristol-Myers Squibb

Bristol-Myers Squibb is a global biopharmaceutical company whose mission is to discover, develop and deliver innovative medicines that help patients prevail over serious diseases. For more information, please visit www.bms.com or follow us on Twitter at http://twitter.com/bmsnews.

About Celldex

Celldex is developing targeted therapeutics to address devastating diseases for which available treatments are inadequate. Our pipeline is built from a proprietary portfolio of antibodies and immunomodulators used alone and in strategic combinations to create novel, disease-specific therapies that induce, enhance or suppress the body’s immune response. Visit www.celldex.com.

Bristol-Myers Squibb Forward-Looking Statement

This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995 regarding the research, development and commercialization of pharmaceutical products. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. No forward-looking statement can be guaranteed. Among other risks, there can be no guarantee that the compounds mentioned in this release will move into full product development, that the clinical trials of these compounds will support regulatory filings, that these compounds will receive regulatory approval or, if approved, that they will become commercially successful products. Forward-looking statements in this press release should be evaluated together with the many uncertainties that affect Bristol-Myers Squibb’s business, particularly those identified in the cautionary factors discussion in Bristol-Myers Squibb’s Annual Report on Form 10-K for the year ended December 31, 2013 in our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. Bristol-Myers Squibb undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Celldex Forward-Looking Statement

This release contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including those related to the Company’s strategic focus and the future development and commercialization (by Celldex and others) of rindopepimut (CDX-110), glembatumumab vedotin (“glemba”; CDX-011), varlilumab (CDX-1127), CDX-1401, CDX-301 and other products and our goals for 2014. Forward-looking statements reflect management’s current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct and you should be aware that actual results could differ materially from those contained in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including, but not limited to, our ability to successfully complete research and further development and commercialization of rindopepimut, glembatumumab vedotin and other drug candidates; our ability to obtain additional capital to meet our long-term liquidity needs on acceptable terms, or at all, including the additional capital which will be necessary to complete the clinical trials that we have initiated or plan to initiate; the uncertainties inherent in clinical testing and accruing patients for clinical trials; our limited experience in bringing programs through Phase 3 clinical trials; our ability to manage and successfully complete multiple clinical trials and the research and development efforts for our multiple products at varying stages of development; the availability, cost, delivery and quality of clinical and commercial grade materials produced by our own manufacturing facility or supplied by contract manufacturers, who may be our sole source of supply; the timing, cost and uncertainty of obtaining regulatory approvals; the failure of the market for the Company’s programs to continue to develop; our ability to protect the Company’s intellectual property; the loss of any executive officers or key personnel or consultants; competition; changes in the regulatory landscape or the imposition of regulations that affect the Company’s products; and other factors listed under “Risk Factors” in our annual report on Form 10-K.

All forward-looking statements are expressly qualified in their entirety by this cautionary notice. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this release. We have no obligation, and expressly disclaim any obligation, to update, revise or correct any of the forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts

Bristol-Myers Squibb

Media:

Laura Hortas, 609-252-4587, laura.hortas@bms.com

Ken Dominski, 609-252-5251, ken.dominski@bms.com

Investors:

Ranya Dajani, 609-252-5330, ranya.dajani@bms.com

Ryan Asay, 609-252-5020, ryan.asay@bms.com

Celldex

Media:

Dan Budwick (973)-271-6085 or dan@purecommunicationsinc.com

Investors & Company:

Sarah Cavanaugh, (508) 864-8337 or scavanaugh@celldex.com